As filed with the Securities and Exchange Commission on September 14, 2007
Registration No. 333- ________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
FIDELITY NATIONAL INFORMATION SERVICES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Georgia (State or Other Jurisdiction of Incorporation or Organization)	37-1490331 (I.R.S. Employer Identification No.)

601 Riverside Avenue Jacksonville, Florida (Address of Principal Executive Offices)	32204 (Zip Code)
eFunds Corporation Stock Incentive Plan for Deluxe Conversions Awards
eFunds Corporation 2000 Stock Incentive Plan
eFunds Corporation 2005 Special Supplemental Employment Inducement Award Plan
eFunds Corporation 2006 Stock Incentive Plan
(Full Title of the Plans)
Todd Johnson
Senior Vice President and Secretary
601 Riverside Avenue
Jacksonville, Florida 32204
(Name and Address of Agent for Service)
(904) 854-8100
(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum		Proposed Maximum		Amount Of
Title Of Securities	Amount To Be	Offering Price		Aggregate		Registration
To Be Registered	Registered (1)(2)	Per Share		Offering Price		Fee
Common Stock, par value $0.01 per share(4)	18,598	$16.71	(3)	$310,785.89	(3)	$9.54
Common Stock, par value $0.01 per share(5)	894,386	$24.10	(3)	$21,553,458.88	(3)	$661.69
Common Stock, par value $0.01 per share(6)	10,294	$45.77	(3)	$471,156.38	(3)	$14.46
Common Stock, par value $0.01 per share(7)	1,573,246	$33.78	(3)	$53,144,793.02	(3)	$1,631.55
Total:	2,496,524	$—		$75,480,194.17		$2,317.24

(1)	Represents shares issuable upon the exercise of options or restricted stock units assumed by the Registrant in connection with the merger of eFunds with the Registrant on September 12, 2007.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares that may be subject to issuance as a result of anti-dilution and other provisions of each of the Plans listed above to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Determined in accordance with Rule 457(h) under the Securities Act of 1933, based on the exercise price of outstanding options to purchase Common Stock.

(4)	eFunds Corporation Stock Incentive Plan for Deluxe Conversions Awards.

(5)	eFunds Corporation 2000 Stock Incentive Plan.

(6)	eFunds Corporation 2005 Special Supplemental Employment Inducement Award Plan.

(7)	eFunds Corporation 2006 Stock Incentive Plan.

EXPLANATORY NOTE
     This Registration Statement on Form S-8 registers shares of common stock, par value $0.01 per share (the “Common Stock”), of Fidelity National Information Services, Inc., a Georgia corporation (the “Registrant”), which may be issued pursuant to certain equity plans assumed by the Registrant. Pursuant to the Agreement and Plan of Merger, dated as of June 26, 2007, among the Registrant, Agamemnon Merger Corp. and eFunds Corporation (“eFunds”), eFunds has merged with and into the Registrant effective September 12, 2007. Each option to purchase shares of eFunds common stock outstanding at the time of the merger and each restricted stock unit granted by eFunds were assumed by the Registrant and were converted into options to purchase Common Stock of the Registrant or into units of the Registrant’s restricted common stock, respectively, but with equitable adjustments made to the exercise prices and the number of shares thereof.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents filed by the Registrant with the SEC are incorporated into this Registration Statement by reference:
(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

(2)	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007 and June 30, 2007;

(3)	The Registrant’s Current Reports on Form 8-K filed January 19, 2007, March 27, 2007, March 29, 2007, March 30, 2007, April 5, 2007, May 18, 2007, June 29, 2007, July 3, 2007 and July 25, 2007 (but only with respect to Item 8.01); and

(4)	The description of the Registrant’s Common Stock, par value $0.01 per share, contained in the Registrant’s Registration Statement on Form 10-12B/A filed with the SEC on June 11, 2001, including any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents with the SEC.
     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any subsequently filed document which also is incorporated by reference herein or any document which constitutes part of the prospectus relating to the Plan meeting the requirements of Section 10(a) of the Securities Act) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.
Item 4. Description of Securities
     Not Applicable.
Item 5. Interests of Named Experts and Counsel
     Not Applicable.

Item 6. Indemnification of Directors and Officers
     The Registrant’s articles of incorporation eliminate the liability of its directors to the Registrant or its shareholders for monetary damages for any action taken, or any failure to take action, as a director to the extent permitted under the Georgia Business Corporation Code (the “Code”). The Registrant’s directors remain liable, however, for:
•	any appropriation, in violation of the director’s duties, of any business opportunity;

•	acts or omissions that involve intentional misconduct or a knowing violation of law;

•	unlawful corporate distributions as set forth in Section 14-2-832 of the Code; or

•	any transactions from which the director received an improper personal benefit.
     If the Code is amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of the Registrant’s directors will be eliminated or limited to the fullest extent permitted by the Code, as amended, without further action by the Registrant’s shareholders. These provisions in the Registrant’s articles of incorporation may limit the remedies available to a shareholder in the event of breaches of any director’s duties.
     The Registrant’s bylaws require the Registrant to indemnify and hold harmless any director or officer who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative or investigative, including any action or suit by or in the right of the Registrant, because the person is or was a Registrant director or officer against liability incurred in such proceeding. The Registrant’s bylaws generally prohibit the Registrant from indemnifying any officer or director who is adjudged liable to the Registrant or is subjected to injunctive relief in favor of the Registrant for:
•	any appropriation, in violation of the director’s or officer’s duties, of any business opportunity;

•	acts or omissions that involve intentional misconduct or a knowing violation of law;

•	unlawful corporate distributions as set forth in Section 14-2-832 of the Code; or

•	any transactions from which the director derived an improper personal benefit.
     The Registrant’s bylaws require the Registrant, under certain circumstances, to advance expenses to Registrant officers and directors who are parties to an action, suit, or proceeding for which indemnification may be sought. The bylaws permit, but do not require, the Registrant to indemnify and advance expenses to its employees or agents who are not officers or directors to the same extent and subject to the same conditions that a corporation could, without shareholder approval under Section 14-2-856 of the Code.
     The Agreement and Plan of Merger dated as of September 14, 2005 among the Registrant, one of the Registrant’s wholly owned subsidiaries and Fidelity National Information Services, Inc., a Delaware corporation, obligates the Registrant to indemnify and hold harmless anyone who was a director or officer of the Registrant or its subsidiaries before the closing of the merger contemplated by the merger agreement against any costs or expenses, including reasonable attorneys’ fees, or other loss or liability incurred in connection with any claim or proceeding arising out of matters existing or occurring at or prior to the effective time of the merger, including any matters arising in connection with the merger and related transactions, to the fullest extent permitted by applicable law. The Registrant is also obligated under the merger agreement to advance expenses as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.
     The Registrant’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations. Additionally, under the merger agreement, the Registrant purchased a six-year “tail” prepaid non-cancelable run-off insurance policy to cover anyone who was a director or officer of the Registrant or its subsidiaries prior to the closing of the merger for events, acts, or omissions occurring on or prior to the closing, including those occurring in connection with the merger and related transactions.

Item 7. Exemption From Registration Claimed
     Not Applicable.
Item 8. Exhibits
     The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit
Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on February 6, 2006).

4.2	Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on February 6, 2006).

5.1	Opinion of Counsel.

23.1	Consent of Counsel (included in Exhibit 5.1).

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on the signature pages of this Registration Statement).
Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on September 14, 2007.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
/s/ Lee A. Kennedy
Lee A. Kennedy
President and Chief Executive Officer

Power of Attorney and Signatures
     We, the undersigned directors and officers of Fidelity National Information Services, Inc., hereby severally appoint Lee A. Kennedy and Jeffrey S. Carbiener, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, any and all amendments to such Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that such attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Lee A. Kennedy Lee A. Kennedy	President, Chief Executive Officer and Director (Principal Executive Officer)	September 14, 2007

/s/ Jeffrey S. Carbiener Jeffrey S. Carbiener	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 14, 2007

/s/ Robert M. Clements Robert M. Clements	Director	September 14, 2007

/s/ William P. Foley, II William P. Foley, II	Director and Executive Chairman	September 14, 2007

/s/ Thomas M. Hagerty Thomas M. Hagerty	Director	September 14, 2007

/s/ Marshall Haines Marshall Haines	Director	September 14, 2007

/s/ Keith W. Hughes Keith W. Hughes	Director	September 14, 2007

Signature	Title	Date

/s/ David K. Hunt David K. Hunt	Director	September 14, 2007

/s/ James K. Hunt James K. Hunt	Director	September 14, 2007

/s/ Daniel D. Lane Daniel D. (Ron) Lane	Director	September 14, 2007

/s/ Richard N. Massey Richard N. Massey	Director	September 14, 2007

/s/ Cary H. Thompson Cary H. Thompson	Director	September 14, 2007

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on February 6, 2006).

4.2	Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on February 6, 2006).

5.1	Opinion of Counsel.

23.1	Consent of Counsel (included in Exhibit 5.1).

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on the signature pages of this Registration Statement).